March 5, 2017

Personal & Confidential
John McCabe
17 Brookside Farm Lane
Sudbury, MA 01776

Dear John:

The purpose of this letter (this “Letter”) is to amend your retention letter agreement with Eleven Biotherapeutics, Inc. (the “Company”), dated as of September 20, 2016 (the “Letter Agreement”), to extend your severance and retention incentives for a period of six (6) months. Effective as of the date hereof, all references in the Letter Agreement to “six (6) month” are hereby changed to “twelve (12) month.” The Letter Agreement is, and continues to be, in full force and effect, except as otherwise provided in this Letter.

Please acknowledge your understanding of, and agreement to, the foregoing by signing this Letter in the space provided below.

Sincerely,

ELEVEN BIOTHERAPEUTICS, INC.

By: /s/ Stephen Hurly
Stephen Hurly
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ John McCabe
___________________________
John McCabe